Supplement dated July 25, 2006 to Prospectus Supplement dated May 30, 2006 (To Prospectus dated April 7, 2006)

$316,914,052 (Approximate; subject to a permitted variance of plus or minus 5%)

Citigroup Mortgage Loan Trust 2006-4
Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-4

Citigroup Mortgage Loan Trust Inc.
Depositor

Citigroup Global Markets Realty Corp.
Sponsor

PHH Mortgage Corporation
National City Mortgage Co.
Wells Fargo Bank, N.A.
SunTrust Mortgage, Inc.
Washington Mutual Bank
GMAC Mortgage Corporation
Servicers

CitiMortgage, Inc.
Master Servicer and Trust Administrator

Citibank, N.A.
Paying Agent, Certificate Registrar and Authenticating Agent

The sixth paragraph on page S-63 is amended by deleting the percentages appearing therein in their entirety and replacing them with the percentages as underlined below:

On any distribution date, the portion of (a) all principal prepayments on the mortgage loans and (b) net liquidation proceeds allocable to principal of any mortgage loan that was finally liquidated during the related Prepayment Period, in each case not included in the Senior Principal Distribution Amounts and Class PO Principal Distribution Amounts, will be allocated on a pro rata basis among the following classes of Subordinate Certificates in proportion to the respective outstanding portions of the Certificate Principal Balances thereof: (i) the Class B1 Certificates; (ii) the Class B2 Certificates, if on such distribution date the aggregate percentage interest in the trust evidenced by the Class B2 Certificates, the Class B3 Certificates, the Class B4 Certificates, the Class B5 Certificates and the Class B6 Certificates equals or exceeds approximately 2.90% before giving effect to distributions on such distribution date; (iii) the Class B3 Certificates, if on such distribution date the aggregate percentage interest in the trust evidenced by the Class B3 Certificates, the Class B4 Certificates, the Class B5 Certificates and the Class B6 Certificates equals or exceeds approximately 1.85% before giving effect to distributions on such distribution date; (iv) the Class B4 Certificates, if on such distribution date the percentage interest in the trust evidenced by the Class B4 Certificates, the Class B5 Certificates and the Class B6 Certificates equals or exceeds approximately 1.20% before giving effect to distributions on such distribution date; (v) the Class B5 Certificates, if on such distribution date the percentage interest in the trust evidenced by the Class B5 Certificates and the Class B6 Certificates equals or exceeds approximately 0.65% before giving effect to distributions on such distribution date; and (vi) the Class B6 Certificates, if on such distribution date the percentage interest in the trust evidenced by the Class B6 Certificates equals or exceeds approximately 0.30% before giving effect to distributions on such distribution date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup